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(11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES


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
                                          Three Months Ended August 31
                                             1996                 1995
                                         -----------         -----------
Weighted average common and common
 equivalent shares outstanding:
  Average shares outstanding             4,587,436         4,460,399
  Net effect of dilutive stock
   warrants--based on the treasury
   stock method using quarter-end
   market price which is greater
   average market price                     40,658            60,768
  Net effect of dilutive stock
   options--based on the treasury
   stock method using quarter-end
   market price which is greater
   average market price                    142,189           174,104
                                         ---------         ---------

                            TOTALS       4,770,283         4,695,271
                                         =========         =========


Net income                               $ 400,759         $ 131,038
                                         =========         =========


Net income per share                     $    0.08         $    0.03
                                         =========         =========
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